FOR IMMEDIATE RELEASE                             EXHIBIT 99.1

IES Holdings Reports Fiscal 2024 First Quarter Results

HOUSTON — February 2, 2024 — IES Holdings, Inc. (or “IES” or the “Company”) (NASDAQ: IESC) today announced financial results for the quarter ended December 31, 2023.

First Quarter 2024 Highlights
•Revenue of $634 million for the first quarter of fiscal 2024, an increase of 10% compared with $575 million for the same quarter of fiscal 2023
•Operating income of $58.0 million for the first quarter of fiscal 2024, an increase of 43% compared with $40.7 million for the same quarter of fiscal 2023; operating income for the first quarter of fiscal 2023 included a pretax gain of $13.0 million from the sale of STR Mechanical in October 2022
•Net income attributable to IES of $41.0 million for the first quarter of fiscal 2024, an increase of 55% compared with $26.4 million for the same quarter of fiscal 2023, and diluted earnings per share attributable to common stockholders of $1.87 for the first quarter of fiscal 2024, compared with $1.14 for the same quarter of fiscal 2023; net income attributable to IES and diluted earnings per share attributable to common stockholders for the first quarter of fiscal 2023 included an after tax gain of $9.6 million and $0.47, respectively, from the sale of STR Mechanical
•Adjusted net income attributable to IES (a non-GAAP financial measure, as defined below) of $41.0 million for the first quarter of fiscal 2024, an increase of 106% compared with $19.9 million for the same quarter of fiscal 2023, and diluted adjusted earnings per share attributable to common stockholders of $1.87 for the first quarter of fiscal 2024, compared with $0.82 for the same quarter of fiscal 2023
•Remaining performance obligations, a GAAP measure of future revenue to be recognized from current contracts with customers, of approximately $1.1 billion as of December 31, 2023
•Backlog (a non-GAAP financial measure, as defined below) of approximately $1.5 billion as of December 31, 2023

Overview of Results
“We are pleased with our financial performance in the first quarter of fiscal 2024, as we continued to build on the progress we saw in fiscal 2023," said Jeff Gendell, Chairman and Chief Executive Officer. "Revenue grew by 10% in the first quarter of fiscal 2024 compared with the same quarter of fiscal 2023, reflecting continued strong demand in most of our key markets. More importantly, our operating income increased significantly year-over-year, reflecting both revenue growth and a meaningful improvement in operating margins. Our margins benefited from the process improvements across all four operating segments that were a key focus for our team in fiscal 2023, as well as improved market conditions in certain of our key markets. Operating income as a percentage of revenue increased to 9.1% for the first quarter of fiscal 2024. This compares with 7.1% for the first quarter of fiscal 2023, or 4.8% excluding a $13 million gain from the sale of our STR Mechanical business in October 2022.

"We remain optimistic as we look to the balance of fiscal 2024, although we continue to be cautious about demand in both the single-family and multi-family housing markets served by our Residential segment, due to elevated interest rates and a general decrease in housing affordability. The outlook for our other business segments, which are less directly affected by these factors, remains solid, supported by long-term secular growth trends. In addition, we believe the operating process improvements we have implemented over the past year have positioned us well to adapt to changing market conditions across all our segments, and to take advantage of opportunities to grow our business organically or through strategic acquisitions."

Our Communications segment’s revenue was $170.7 million in the first quarter of fiscal 2024, an increase of 16% compared with the first quarter of fiscal 2023. Continued strong demand from high-tech manufacturing, an upturn in e-commerce distribution center customer activity and a large project in the education sector drove the growth. The segment's operating income increased to $21.4 million for the first quarter of fiscal 2024, compared with $9.4 million for the first quarter of fiscal 2023, as we benefited from improved project execution and pricing, and from the investments we have made in hiring and training personnel to support the growth of our business.
Our Residential segment’s revenue was $315.9 million in the first quarter of fiscal 2024, a decrease of 1% compared with the first quarter of fiscal 2023. Our multi-family revenue decreased as we reduced exposure in certain markets that have been less profitable for us, but that decrease was largely offset by continued strong demand in the single-family housing market. The Residential segment’s operating income was $24.1 million for the first quarter of fiscal 2024, an increase of 18% compared with the first quarter of fiscal 2023. Margins increased year over year as a result of improved project execution in our multi-family business, as well as the benefit of improved procurement and other processes implemented as part of the reorganization of our Residential segment in fiscal 2023.

Our Infrastructure Solutions segment’s revenue was $62.9 million in the first quarter of fiscal 2024, an increase of 28% compared with the first quarter of fiscal 2023, primarily driven by continued strong demand in our custom power solutions business, including generator enclosures. Operating income for the first quarter of fiscal 2024 was $10.9 million, compared with $4.7 million for the first quarter of fiscal 2023. The year-over-year profit improvement was driven by higher volumes, improved pricing and operating efficiencies at certain of our facilities.

Our Commercial & Industrial segment’s revenue was $85.0 million in the first quarter of fiscal 2024, an increase of 41% compared with $60.3 million in the first quarter of fiscal 2023. The increase in revenue was largely driven by a large data center project. Segment operating income for the first quarter of fiscal 2024 was $7.0 million, compared with $11.0 million for the first quarter of fiscal 2023. Operating income for the first quarter of fiscal 2023 included a $13.0 million pretax gain from the sale of our former STR Mechanical business. Excluding that prior year gain, our segment operating income improved by $9.0 million in the first quarter of fiscal 2024 compared with the first quarter of fiscal 2023. Results for the first quarter of fiscal 2024 benefited from improved project execution, improving bid margins in certain markets, and a more selective bidding strategy implemented in the prior year.

Matt Simmes, President and Chief Operating Officer, commented, “I am proud of our teams' efforts, which have yielded significantly improved operating results across all four operating segments. Initiatives to improve procurement, project selection, and other operating processes have positively impacted our financial results and positioned us well for future growth opportunities. While we are pleased with what we have accomplished to date, we recognize there is room to further enhance our procurement and project selection processes, and we see opportunities for expansion into new markets. We will carry this focus into the remainder of fiscal 2024.”

“We delivered strong year-over-year revenue and profitability growth, generating operating cash flow of $25.0 million in the first quarter of fiscal 2024,” added Tracy McLauchlin, Chief Financial Officer. “Our results have further strengthened the Company's balance sheet, highlighted by a cash balance of $87.5 million and no debt at quarter end. We expect to continue to generate significant cash flow in fiscal 2024, and we are evaluating opportunities to deploy this capital consistent with our capital allocation strategy. As a reminder, we substantially utilized our federal tax net operating loss carryforwards during fiscal 2023, and as a result, we will have a higher cash tax rate in fiscal 2024.”

Stock Buyback Plan
In December 2022, the Company’s Board of Directors authorized and announced a stock repurchase program for purchasing up to $40 million of our common stock from time to time, which replaced the Company's previous program. During the quarter ended December 31, 2023, the Company did not repurchase any shares under its repurchase program. The Company had $37.6 million remaining under its stock repurchase authorization at December 31, 2023.

Non-GAAP Financial Measures and Other Adjustments
This press release includes adjusted net income attributable to IES, adjusted diluted earnings per share attributable to common stockholders, and backlog, and, in the non-GAAP reconciliation tables included herein, adjusted net income attributable to common stockholders, adjusted EBITDA and adjusted net income before taxes, each of which is a financial measure not calculated in accordance with generally accepted accounting principles in the U.S. (“GAAP”). Management believes that these measures provide useful information to our investors by, in the case of adjusted net income attributable to common stockholders, adjusted earnings per share attributable to common stockholders, adjusted EBITDA and adjusted net income before taxes, distinguishing certain nonrecurring events such as litigation settlements, significant expenses associated with leadership changes, or gains or losses from the sale of a business, or noncash events, such as impairment charges or our valuation allowances release and write-down of our deferred tax assets, or, in the case of backlog, providing a common measurement used in IES's industry, as described further below, and that these measures, when reconciled to the most directly comparable GAAP measures, help our investors to better identify underlying trends in the operations of our business and facilitate easier comparisons of our financial performance with prior and future periods and to our peers. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which has been provided in the financial tables included in this press release.

Remaining performance obligations represent the unrecognized revenue value of our contract commitments. While backlog is not a defined term under GAAP, it is a common measurement used in IES’s industry and IES believes this non-GAAP measure enables it to more effectively forecast its future results and better identify future operating trends that may not otherwise be apparent. IES’s remaining performance obligations are a component of IES’s backlog calculation, which also includes signed agreements and letters of intent which we do not have a legal right to enforce prior to work starting. These arrangements are excluded from remaining performance obligations until work begins. IES’s methodology for determining backlog may not be comparable to the methodologies used by other companies.

For further details on the Company’s financial results, please refer to the Company’s quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2023, to be filed with the Securities and Exchange Commission ("SEC") by February 2, 2024, and any amendments thereto.

About IES Holdings, Inc.

IES designs and installs integrated electrical and technology systems and provides infrastructure products and services to a variety of end markets, including data centers, residential housing, and commercial and industrial facilities. Our more than 8,000 employees serve clients in the United States. For more information about IES, please visit www.ies-co.com.

Company Contact:
Tracy McLauchlin
Chief Financial Officer
IES Holdings, Inc.
(713) 860-1500

Investor Relations Contact:
Robert Winters or Stephen Poe
Alpha IR Group
312-445-2870
IESC@alpha-ir.com

Certain statements in this release may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, all of which are based upon various estimates and assumptions that the Company believes to be reasonable as of the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “seek,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology. These statements involve risks and uncertainties that could cause the Company’s actual future outcomes to differ materially from those set forth in such statements. Such risks and uncertainties include, but are not limited to, the impact of the COVID-19 outbreak or future pandemics on our business, including the potential for job site closures or work stoppages, supply chain disruptions, delays in awarding new projects, construction delays, reduced demand for our services, delays in our ability to collect from our customers, the impact of third party vaccine mandates on employee recruiting and retention, or illness of management or other employees; the ability of our controlling shareholder to take action not aligned with other shareholders; the potential recognition of valuation allowances or write-downs on deferred tax assets; the inability to carry out plans and strategies as expected, including our inability to identify and complete acquisitions that meet our investment criteria in furtherance of our corporate strategy, or the subsequent underperformance of those acquisitions; competition in the industries in which we operate, both from third parties and former employees, which could result in the loss of one or more customers or lead to lower margins on new projects; fluctuations in operating activity due to downturns in levels of construction or the housing market, seasonality and differing regional economic conditions; the possibility of inaccurate estimates used when entering into fixed-price contracts and our ability to successfully manage projects, as well as other risk factors discussed in this document, in the Company’s annual report on Form 10-K for the year ended September 30, 2023 and in the Company’s other reports on file with the SEC. You should understand that such risk factors could cause future outcomes to differ materially from those experienced previously or those expressed in such forward-looking statements. The Company undertakes no obligation to publicly update or revise any information, including information concerning its controlling shareholder, deferred tax assets, borrowing availability, or cash position, or any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Forward-looking statements are provided in this press release pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of the estimates, assumptions, uncertainties, and risks described herein.

General information about IES Holdings, Inc. can be found at http://www.ies-co.com under "Investor Relations." The Company's annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the Company's website as soon as reasonably practicable after they are filed with, or furnished to, the SEC.

IES HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended
	December 31,
	2023	2022
Revenues	$634.4	$574.9
Cost of services	490.6	479.4
Gross profit	143.8	95.4
Selling, general and administrative expenses	85.9	67.8
Contingent consideration	—	0.1
Gain on sale of assets	(0.1)	(13.1)
Operating income	58.0	40.7
Interest expense	0.4	1.2
Other (income) expense, net	(1.4)	0.7
Income from operations before income taxes	59.0	38.8
Provision for income taxes	15.4	10.0
Net income	43.6	28.8
Net income attributable to noncontrolling interest	(2.6)	(2.4)
Net income attributable to IES Holdings, Inc.	$41.0	$26.4

Computation of earnings per share:
Net income attributable to IES Holdings, Inc.	$41.0	$26.4
Increase in noncontrolling interest	(2.8)	(3.1)
Net income attributable to common stockholders of IES Holdings, Inc.	$38.2	$23.3

Earnings per share attributable to common stockholders:
Basic	$1.89	$1.15
Diluted	$1.87	$1.14

Shares used in the computation of earnings per share:
Basic (in thousands)	20,200	20,242
Diluted (in thousands)	20,435	20,449

IES HOLDINGS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION OF ADJUSTED NET INCOME ATTRIBUTABLE
TO IES HOLDINGS, INC. AND ADJUSTED EARNINGS PER SHARE
ATTRIBUTABLE TO COMMON STOCKHOLDERS
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended
	December 31,
	2023	2022
Net income attributable to IES Holdings, Inc.	$41.0	$26.4
Gain on sale of STR Mechanical	—	(13.0)
Provision for income taxes	15.4	10.0
Adjusted net income before taxes	56.4	23.5
Adjusted tax expense (1)	(15.4)	(3.6)
Adjusted net income attributable to IES Holdings, Inc.	41.0	19.9

Adjustments for computation of earnings per share:
Increase in noncontrolling interest	(2.8)	(3.1)
Adjusted net income attributable to common stockholders	$38.2	$16.8

Adjusted earnings per share attributable to common stockholders:
Basic	$1.89	$0.83
Diluted	$1.87	$0.82

Shares used in the computation of earnings per share:
Basic (in thousands)	20,200	20,242
Diluted (in thousands)	20,435	20,449

(1) Adjusted to reflect the utilization of tax net operating loss carryforwards to offset the cash impact of income tax expense for the quarter ended December 31, 2022. As our tax net operating loss carryforwards were substantially utilized in fiscal 2023, there was no such offset to cash taxes in the quarter ended December 31, 2023.

IES HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	December 31,	September 30,
	2023	2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$87.5	$75.8
Accounts receivable:
Trade, net of allowance	388.6	363.8
Retainage	80.8	76.9
Inventories	113.8	95.7
Costs and estimated earnings in excess of billings	40.6	48.6
Prepaid expenses and other current assets	16.4	10.4
Total current assets	727.6	671.3
Property and equipment, net	65.4	63.4
Goodwill	92.4	92.4
Intangible assets, net	53.1	56.2
Deferred tax assets	20.3	20.4
Operating right of use assets	62.6	61.8
Other non-current assets	20.6	16.1
Total assets	$1,042.0	$981.6
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$294.9	$296.8
Billings in excess of costs and estimated earnings	127.0	103.8
Total current liabilities	421.9	400.6
Long-term debt	—	—
Operating long-term lease liabilities	42.3	42.1
Other tax liabilities	22.3	22.0
Other non-current liabilities	11.8	17.0
Total liabilities	498.4	481.7
Noncontrolling interest	55.0	50.0
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	0.2	0.2
Treasury stock, at cost	(49.5)	(49.5)
Additional paid-in capital	204.0	203.4
Retained earnings	334.0	295.8
Total stockholders’ equity	488.6	450.0
Total liabilities and stockholders’ equity	$1,042.0	$981.6

IES HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Three Months Ended
	December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$43.6	$28.8
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Bad debt expense	0.2	0.1
Deferred financing cost amortization	0.1	0.1
Depreciation and amortization	7.6	6.4
Gain on sale of assets	(0.1)	(13.1)
Non-cash compensation expense	1.4	0.9
Deferred income taxes	1.0	0.5
Unrealized loss on trading securities	(0.1)	—
Changes in operating assets and liabilities:
Accounts receivable	(24.9)	18.1
Inventories	(18.1)	(5.1)
Costs and estimated earnings in excess of billings	8.0	7.6
Prepaid expenses and other current assets	(9.8)	(11.8)
Other non-current assets	(4.4)	0.1
Accounts payable and accrued expenses	(2.6)	(29.8)
Billings in excess of costs and estimated earnings	23.2	10.7
Other non-current liabilities	(0.1)	0.8
Net cash provided by operating activities	25.0	14.3
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(6.5)	(2.7)
Proceeds from sale of assets	0.6	19.2
Cash paid in conjunction with equity investments	(0.1)	(0.2)
Net cash provided by (used in) investing activities	(6.0)	16.3
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	654.0	608.0
Repayments of debt	(654.0)	(647.6)
Cash paid for finance leases	(1.0)	(0.8)
Settlement of contingent consideration liability	(4.1)	—
Distribution to noncontrolling interest	(1.3)	(2.3)
Purchase of treasury stock	(0.9)	(7.5)
Net cash used in financing activities	(7.3)	(50.3)
NET DECREASE IN CASH AND CASH EQUIVALENTS	11.7	(19.6)
CASH and CASH EQUIVALENTS, beginning of period	75.8	24.8
CASH and CASH EQUIVALENTS, end of period	$87.5	$5.2

IES HOLDINGS, INC. AND SUBSIDIARIES
OPERATING SEGMENT STATEMENT OF OPERATIONS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Three Months Ended
	December 31,
	2023	2022
Revenues
Communications	$170.7	$147.2
Residential	315.9	318.1
Infrastructure Solutions	62.9	49.3
Commercial & Industrial	85.0	60.3
Total revenue	$634.4	$574.9

Operating income (loss)
Communications	$21.4	$9.4
Residential	24.1	20.5
Infrastructure Solution	10.9	4.7
Commercial & Industrial (1)	7.0	11.0
Corporate	(5.4)	(5.0)
Total operating income	$58.0	$40.7

(1) Commercial & Industrial's operating income for the three months ended December 31, 2022 includes a pretax gain of $13.0 million related to the sale of STR Mechanical.

IES HOLDINGS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION OF ADJUSTED EBITDA
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Three Months Ended
	December 31,
	2023	2022
Net income attributable to IES Holdings, Inc.	$41.0	$26.4
Provision for income taxes	15.4	10.0
Interest & other (income) expense, net	(1.0)	1.9
Depreciation and amortization	7.6	6.4
EBITDA	$63.0	$44.7
Gain on sale of STR Mechanical	—	(13.0)
Non-cash equity compensation expense	1.4	0.9
Adjusted EBITDA	$64.4	$32.6

IES HOLDINGS, INC. AND SUBSIDIARIES
SUPPLEMENTAL REMAINING PERFORMANCE OBLIGATIONS AND NON-GAAP RECONCILIATION OF BACKLOG DATA
(DOLLARS IN MILLIONS)
(UNAUDITED)

	December 31,	September 30,	December 31,
	2023	2023	2022
Remaining performance obligations	$1,073	$1,143	$1,011
Agreements without an enforceable obligation (1)	379	415	316
Backlog	$1,452	$1,558	$1,327

(1) Our backlog contains signed agreements and letters of intent which we do not have a legal right to enforce prior to work starting. These arrangements are excluded from remaining performance obligations until work begins.